Exhibit 99.1
Contact: Maria Brous
(863) 680-5339

Publix Reports Third Quarter 2013 Results and Stock Price

LAKELAND, Fla., Nov. 1, 2013 - Publix’s sales for the third quarter of 2013 were $7 billion, a 5.6 percent increase from last year’s $6.7 billion. Comparable-store sales for the third quarter of 2013 increased 4.1 percent.

Net earnings for the third quarter of 2013 were $359.9 million, compared to $368.4 million in 2012, a decrease of 2.3 percent. Earnings per share for the third quarter decreased to $0.46 for 2013, down from $0.47 per share in 2012.

Publix’s sales for the first nine months of 2013 were $21.6 billion, a 5.2 percent increase from last year’s $20.5 billion. Comparable-store sales for the first nine months of 2013 increased 3.4 percent.

Net earnings for the first nine months of 2013 were $1.23 billion, compared to $1.16 billion in 2012, an increase of 6.3 percent. Earnings per share increased to $1.58 for the first nine months of 2013, up from $1.48 per share in 2012.

These amounts are based on unaudited reports that will be filed next week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available Nov. 7 on its website at www.publix.com/stock.

Effective Nov. 1, 2013, Publix’s stock price increased from $27.55 per share to $30.00 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m very pleased we had another significant increase in our stock price, resulting in a 33 percent increase in our stock price over the last year,” said CEO Ed Crenshaw. “Our associates continue to deliver premier customer service, the key to our success.”

Publix is privately owned and operated by its 162,000 employees, with 2012 sales of $27.5 billion. Currently Publix has 1,076 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 16 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###